UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2013

FLEXTRONICS INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Changi South Lane, Singapore	486123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6876 9899

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                                          On May 3, 2013, Flextronics International Ltd. (the “Company”) issued a press release announcing the departure of Mr. Paul Read, the Company’s Chief Financial Officer prior to such announcement.

A Separation Agreement with Mr. Read was entered into by Flextronics International USA, Inc., a U.S. subsidiary of the Company, in connection with such departure that became effective on June 12, 2013.  Pursuant to the terms of the Separation Agreement, Mr. Read is entitled to receive three severance payments in the gross amount of $930,000 with payments being made for $465,000 on July 5, 2013 and $232,500 each on or about January 5, 2014 and July 5, 2014. Mr. Read will receive incentive bonus amounts for the fourth quarter and full fiscal year 2013 based on performance during such time period to be paid on or about June 15, 2013. In addition, he will receive bonus payouts during each quarter of fiscal year 2014 and the first quarter of fiscal 2015 each in the amount of $193,750 for an aggregate payout for these five bonus payments of $968,750. He has the right to a payment for vested deferred compensation amounts, which have vested as of July 5, 2013 under the Company’s deferred compensation plans. Vesting on his equity grants will cease on July 5, 2013 as a result of his separation of service in compliance with the terms of the Company’s equity incentive plans. In exchange for these benefits, he agreed to a release of claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date:	June 12, 2013	By:	/s/ Chris Collier
			Name:	Chris Collier
			Title:	Chief Financial Officer